Exhibit 10(dd)

AMENDMENT TO

EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) effective as of April 26, 2011 amends that certain Senior Officer Employment and Deferred Compensation Agreement (as amended and restated December 31, 2008) between Regis Corporation (the “Corporation”) and Gordon Nelson (“Employee”) (the “Agreement”).

1.                                       The Agreement is hereby amended by deleting paragraph 15 thereof and replacing it with the following new paragraph 15:

15.                                 Consulting Following Termination of Employment.

(a)           Period of Consulting.  The Employee shall continue in a consulting capacity with the Corporation for a period of thirty (36) months (sometimes referred to herein as the “period of consulting”) following his termination of employment on June 30, 2012.   Consulting services shall not be expected of the Employee following termination of employment if the Employee’s termination of employment occurs by reason of employee’s death or by reason of his disability under Section 6(c), or if the Employee’s termination of employment occurs prior to June 30, 2012 by action of the Corporation for Cause or by action of the Employee for Good Reason or if Employee’s termination of employment occurs prior to February 8, 2012 by action of Employee for other than Good Reason.

(b)          Duties.  During the period of consulting under this Agreement, the Employee shall not serve as an officer, or continue as an employee, of the Corporation, but he shall continue to provide advice and assistance to the Corporation on certain training and education programs, including without limitation the Corporation’s DVD training program (or its replacement program), and shall provide advice and assistance to the Corporation on similar matters related to his duties as Executive Vice President, Fashion and Education while an employee with the Corporation.  The Corporation and Employee each anticipate that the time commitment required for the Employee to discharge his responsibilities will be sufficient to have resulted in a “separation from service” within the meaning of Section 409A of the Code as of June 30, 2012.

(c)           Compensation.   For the consulting services hereunder, the Corporation shall: (i) pay the Employee a consulting fee of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable monthly, starting with July, 2012, and continuing through the period of consulting, and (ii) provided that Employee remains employed with the Company through June 30, 2012 (or through such earlier date as agreed to between Employee and the Company), provide for the immediate vesting of his unvested restricted stock awards on his separation date.  If the Employee’s consulting services are terminated prior to the expiration of the consulting period by reason of the Employee’s death or disability (as determined under the standards of Section 6(c)), the Employee (or his estate) shall be entitled to a lump-sum payment of all remaining amounts payable under the first sentence of this Section 15(c).  If the Employee’s consulting services are terminated prior to the expiration of the consulting period by action of the Corporation for other than Cause, the Employee shall remain entitled to the payments due under the first sentence of this Section 15(c), with such payments to be made when they would otherwise have been paid.  The Employee shall not be entitled to any further payments following termination of his consulting services for any other reason.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment this 30 day of June, 2011.

REGIS CORPORATION

By:	/s/ ERIC A. BAKKEN
Name: Eric A. Bakken
Title: Executive Vice President

/s/ GORDON NELSON
Gordon Nelson